UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 17, 2011

WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

Delaware	000-06936	95-1797918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California 92110

(Address of principal executive offices, with zip code)

(619) 275-1400

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 17, 2011, WD-40 Company (the “Company”) entered into an unsecured Credit Agreement (the “Agreement”) with Bank of America, N.A. (the “Bank”). The Agreement consists of a new $75.0 million three-year revolving credit facility (the “Credit Facility”). The proceeds of the Credit Facility will be used for the Company’s stock repurchases and general working capital needs. Under the terms of the Agreement, the Company may borrow loans in U.S. dollars or in foreign currencies from time to time during the three-year period expiring June 17, 2014. All loans denominated in U.S. dollars will accrue interest at Bank’s Prime rate or at LIBOR plus a margin of 0.90 percent. All loans denominated in foreign currencies will accrue interest at LIBOR plus 0.90 percent (together with any applicable mandatory liquid asset costs imposed by non-U.S. banking regulatory authorities). Interest on outstanding loans is due and payable on a quarterly basis through the maturity date of June 17, 2014. The Company may also borrow against the Credit Facility through the issuance of standby letters of credit (“Letters of Credit”). Outstanding Letters of Credit are subject to a fee equal to 0.90 percent per annum applied to amounts available to be drawn on outstanding Letters of Credit. The Company will incur commitment fees for the Credit Facility at an annual rate of 0.15 percent applied to the portion of the total Credit Facility commitment that has not been borrowed until outstanding loans and Letters of Credit exceed $37.5 million. As of June 17, 2011, the Company had no outstanding borrowing under the Agreement.

The Agreement includes representations, warranties and covenants customary for credit facilities of this type as well as customary events of default and remedies. The Agreement requires the Company to maintain the same financial covenants governing the Company’s existing $75.0 million term loan financed through Prudential Capital (the “Prudential Loan”) until the Prudential Loan is paid in full. Such financial covenants include a maximum Debt to EBITDA Ratio, a minimum Consolidated Net Worth and a minimum Fixed Charge Coverage Ratio. The Prudential Loan was originated in October 2001 and has a maturity date in October 2011. The Prudential Loan has an unpaid principal balance due in the amount of $10.7 million. After the Prudential Loan is paid in full, the Agreement requires the Company to maintain a minimum Consolidated EBITDA of $40.0 million, measured on a trailing twelve month basis, at each reporting period.

The Credit Facility replaces the Company’s existing $10.0 million unsecured credit line with Union Bank, N.A. (“Union Bank”) executed in September 2008. As of June 17, 2011 the Company had no outstanding borrowing under the Union Bank credit facility. The Union Bank credit facility was terminated on June 17, 2011.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10(a) to this current report on Form 8-K. Capitalized terms used but not defined herein have the meanings given to such terms in the Agreement, inclusive of Exhibit 8.11 thereto with reference to the financial covenants of the Prudential Loan.

Item 1.02.	Termination of a Material Definitive Agreement.

As described in Item 1.01 above, the Credit Facility replaces the Company’s existing $10.0 million unsecured credit line with Union Bank which was terminated on June 17, 2011. The information provided in Item 1.01 above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, the Company entered into the Credit Facility with Bank of America, N.A. on June 17, 2011. The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10(a)	Credit Agreement dated as of June 17, 2011 among WD-40 Company, as Borrower, certain WD-40 Company subsidiaries, as Guarantors, and Bank of America, N.A., as Lender.

99(a)	Press release dated June 17, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: June 17, 2011	/s/ JAY W. REMBOLT
Jay W. Rembolt
Vice President and Chief Financial Officer
(Principal Financial Officer)